Exhibit 10.14

14 Wall Street, 20th Floor New York, NY 10005
Tel: 212 618 1645 Fax: 212 618 1644
www.johnthomasbd.com

May 21, 2008

Sahara Media, Inc.
75 Franklin Ave.  2nd Floor
New York, NY 10013
Attention: Mr. Philmore Anderson, CEO

Dear Mr. Anderson:

            We are pleased to set forth the terms of the retention of John Thomas Financial, Inc.. (hereinafter, “John Thomas Financial”) by Sahara Media, Inc. (the “Company”).

            1.   Nature of Services.   John Thomas Financial will assist the Company with its investment banking requirements on an exclusive basis for the term set forth in Section 10 hereof and provide investment banking services on a “best efforts’ basis that will include, without limitation, assistance in mergers, acquisitions and internal capital structuring, as well as the placement of new debt and/or equity issues, all with the objective of accomplishing the Company’s business and financial goals. In each instance, John Thomas Financial will render such services as to which the Company and John Thomas Financial mutually agree, and John Thomas Financial will use its best efforts to accomplish the goals agreed to by John Thomas Financial and the Company. Anything to the contrary herein notwithstanding John Thomas Financial shall be free to render the same or similar services to any other entity selected by it.

    2.  Responsibilities of the Company.   The Company shall provide John Thomas Financial with all financial and business information about the Company as requested by John Thomas Financial in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with John Thomas Financial and/or third party designees, subject to reasonable prior notice, pursuant to the request of John Thomas Financial.  The Company represents and warrants that the materials provided to John Thomas Financial (i) will be prepared by the management of the Company and reviewed by its Board of Directors; and (ii) will not knowingly contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.  The Company will advise John Thomas Financial immediately of the occurrence of any event or any other change known to the Company which results in such materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

            3.  Investment Banking Fee.      In consideration of the services set forth above, the Company shall pay John Thomas Financial an investment banking fee of Fifty Thousand Dollars ($50,000) Dollars (the “Investment Banking Fee”) as follows; Fifty Thousand ($50,000) Dollars from the initial proceeds raised in the Offering (as that term is hereinafter defined). In addition, upon the execution of this Agreement, the Company shall issue to John Thomas Financial, as part of its Investment Banking Fee, Three Hundred Thousand (300,000) warrants to purchase the Company’s common stock priced at $1.10 per share.  These warrants may be exercised on a cashless basis (the “Investment Banking Shares”) and, in addition to the Investment Banking Fee, upon the completion of the Offering, as hereinafter defined,  issue to John Thomas Financial, up to an additional  Seven Hundred Thousand (700,000) warrants to purchase the Company’s common stock priced at $1.10 per share.  These warrants may be exercised on a cashless basis (the “Investment Banking Shares”) and pro-rated accordingly if the amounts raised are less than the amounts stated in Section Four (4) (i). At present capitalizations, the “Investment Banking Shares” represents a fully diluted equity position of less than 5% interest in Sahara Media, Inc.  The Investment Banking Shares will have “piggyback” registration rights as described below.

            4.  Placement of Securities and Compensation.

(i) Fee.  Upon the execution of this Agreement, John Thomas Financial and the Company will structure offerings of the Company’s securities, on such terms and conditions as are mutually agreed to and thereafter, John Thomas Financial shall use its best efforts to raise the Company up to Six Million ($6,000,000) Dollars.  It is presently contemplated that offering will be made in one (1) tranche (the “Financing”) as follows:  (i) Six Million (6,000,000) shares of the Company’s common stock at One Dollar ($1.00) per share and Six Million (6,000,000) Warrants with an exercise price at $2.00 per share (“Investor Warrants”) and (ii) upon the mutual agreement of JTF and the Company there may be an overallotment of One Million (1,000,000) Shares at One Dollar ($1.00) per share. These shares will also be granted piggy-back registration rights. In connection with the Financing, John Thomas Financial compensation shall be as follows:

(a)	a ten (10%) percent commission and a three (3%) percent non-accountable expense allowance on all funds raised in the Offering.
(b)	Upon the exercise of the $2.00 (“Investor Warrants”), all or in part, John Thomas Financial will receive ten (10%) percent commission and a three (3%) percent non accountable expense allowance.

(ii).           Fee Tail.  John Thomas Financial shall be entitled to the fee described above, including warrants, calculated in the manner provided herein with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind (“Subsequent Financing”) to the extent that such financing or capital is provided to the Company, or to any affiliate of the Company, by investors whom John Thomas Financial had introduced, directly or indirectly, to the Company during the Term of this Agreement (such investors shall be agreed upon by John Thomas Financial and the Company and listed on Exhibit A hereto, which Exhibit A may be revised from time to time upon the agreement of John Thomas Financial and the Company, which agreement may consist of an exchange of electronic mail) if such Subsequent Financing is consummated at any time within the 18-month period following the expiration or termination of this Agreement (the “Tail Period”).

(iii)           Securities Matters.  The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. John Thomas Financial agrees to cooperate with counsel to the Company in that regard.

            5. Use of Proceeds. It is agreed that the proceeds received by the Company from the Financings will be utilized as set forth in the offering document.

            6. Restrictions on Issuance of Securities.  The Company agrees that with the exception of the shares being issued to John Thomas Financial herewith it will not, without the written consent of John Thomas Financial issue any capital stock, warrants, options or convertible securities except for securities issued pursuant to employment agreements and the Company option plans in amounts that shall be mutually agreed to by the Company and John Thomas Financial during the period of its engagement.

            7. Expenses; FINRA Filing.   In addition to the fees described in paragraph three (3) above, the Company agrees to promptly reimburse John Thomas Financial upon request from time to time, for all out-of-pocket expenses incurred, including fees and disbursements of John Thomas Financial’s counsel, and the other consultants and advisors retained by John Thomas Financial in connection with John Thomas Financial acting for the Company pursuant to this Agreement of up $50,000. All such expenses shall be with the Company’s consent and approved in advance. It is understood that in connection with the Financings, the Company shall be responsible for, and shall pay, all expenses directly and necessarily incurred in connection with the proposed Financings, including, but not limited to the costs of preparing, printing and filing, where necessary, the offering documents and all amendments and supplements thereto, and the blue sky fees and disbursements of blue sky counsel and all related filing fees.

In conjunction with the filing of a resale registration statement for any securities placed by John Thomas Financial, on behalf of the Company, John Thomas Financial will file or cause to be filed with FINRA, at the Company’s expense and via the COBRA desk filing system, for approval of underwriting compensation under Section 2710 of the rules and regulations of FINRA. The Company agrees to use reasonable efforts to assist John Thomas Financial in obtaining from FINRA a standard clearance letter, and to use reasonable efforts to assist John Thomas Financial with filings that John Thomas Financial, as placement agent, will be required to make upon sales under the registration statement.

8.  Mergers, Acquisitions and Related Fees.    In the event John Thomas Financial is successful in arranging a merger or acquisition for the Company (a “Transaction”), John Thomas Financial shall be entitled to receive a merger and acquisition fee equal to the “Lehman Formula” based on $1 million increments, that is, 5% of the first $1 million, 4% of the second $1 million, etc., of the consideration paid in the Transaction, or the Lehman Formula for the equity value of the organization being acquired, at the option of John Thomas Financial.

For purposes of this agreement, “Transaction” shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which an entity is acquired (a “Acquired Party”) or combined with, the Company  or (b) the acquisition, directly or indirectly, by the Company of  any of the assets of the Acquired Party whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise.

For purpose of this Agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement  (“Consideration”).  The value of Consideration shall be determined as follows:

(a)	the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;

(b)	the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or

(c)
the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties.  If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

If the consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of John Thomas Financial relating to such consideration shall be payable at the time of the receipt of such consideration.

The Company acknowledges that John Thomas Financial and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others.  Nothing herein contained shall be construed to limit or restrict John Thomas Financial or its affiliates in conducting such business with respect to others or in rendering such advice to others.

The Company also acknowledges that John Thomas Financial and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions.  Nothing herein contained shall be construed to limit or restrict the ability of John Thomas Financial or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

In connection with John Thomas Financial’s merger and acquisition services, the Company agrees that if during the period John Thomas Financial is retained by the Company or within 18 months thereafter, a Transaction is consummated with a third party introduced by John Thomas Financial or the Company enters into a definitive agreement with a third party introduced by John Thomas Financial which at any time thereafter results in a Transaction (“Third Parties”), the Company will pay John Thomas Financial a transaction fee equal to the Lehman Formula set forth above.

It is understood that for purposes of this Agreement, John Thomas Financial shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not John Thomas Financial participated in such meetings, telephone calls or correspondence.

                9.   Additional Agreements of the Company.  As additional consideration for John Thomas Financial agreeing to place securities of the Company, the Company agrees as follows:

(a)
to utilize the services of John Thomas Financial for all of its benefits related issues, including, but not limited to, financial consulting,  insurance and pension related services provided these services are provided at competitive market rates.  The Company agrees to enter into a Consulting Agreement beginning at the closing of the offering for one year at Ten Thousand ($10,000) Dollars per month

(b)
to open brokerage accounts, which will be supervised by the CEO and Director of Investment Banking of John Thomas Financial, and deposit the Board of Director(s), Advisors and Employees shares of Sahara Media, Inc. with John Thomas Financial, Inc.

(c)	to utilize the services of a third-party escrow agent to handling the wiring of funds derived from the proposed Offering.

(d)
execute a reverse merger transaction with a Company recommended by John Thomas Financial simultaneously with the completion of the Offering.  The Company agrees to compensate John Thomas Financial on all industry standard fees associated with the reverse merger.

                10.   Indemnification, Contribution and Confidentiality.  The Company agrees to indemnify John Thomas Financial and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and the parties agree to the confidentiality provisions of Appendix II, all of which are incorporated herein by this reference.  These provisions will apply regardless of whether any placement is consummated.

11. Term and Termination.  The term of this Agreement will be for a period of one (1) year from the date of this Agreement.

            This Agreement may be terminated by the Company for cause.  For the purpose of this agreement, “cause” means the failure by John Thomas Financial to perform in a material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give John Thomas Financial reasonable prior written notice of the Company’s intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company’s right to terminate for cause) and shall have provided  John Thomas Financial a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by  John Thomas Financial’ ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable  John Thomas Financial to perform).  Neither termination of the Agreement nor completion of this assignment contemplated hereby shall affect the provisions of paragraphs 3 through 9 which shall remain operative and in full force and effect.

During the term of this Agreement (the “No-Shop Period”), the Company agrees that without the prior written approval of John Thomas Financial, it will not, and will not permit any of its shareholders, members, officers, employees, directors, agents or representatives to, directly or indirectly, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with, or provide any information to, any third party concerning any public or private offering or other financing or capital-raising transaction of any kind, , a merger with a public company, or an initial public offering of securities.

12.  Third Party Agreements.  John Thomas Financial has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as John Thomas Financial remains the prime contractor of such services to the Company.  John Thomas Financial has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financings.

        13.  Advertisements.  The Company agrees, at John Thomas Financial’s request, to place advertisements in financial and other newspapers and journals describing the Company’s Financings and John Thomas Financial’s  related services to the Company hereunder (a “Tombstone”). The Company shall be responsible for and agrees to pay the cost of any such Tombstone(s).

14.  Complete Agreement.   This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

15.  Severability.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.  Amendments.      This Agreement may not be amended or modified except in writing signed by each of the parties

17.  Jurisdiction/Venue/Choice of Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.  Any disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement, or the breach thereof, shall be referred to a sole arbitrator selected in accordance with the rules of the American Arbitration Association (“AAA”) sitting in New York and enforcement of and/or challenges to any determination made by such arbitrators shall be determined in accordance with the laws of the State of New York any award issued by the AAA shall be final and binding, and judgment upon the award rendered may be entered in any court having jurisdiction. Nether party may seek punitive damages and any and all requests for supporting documentations or depositions may only be granted upon the determination of the arbitrator.  Such arbitration shall be the exclusive method of resolving Disputes.  Without limiting the generality the foregoing, the parties expressly waive resort to any judicial or other mechanism for the enforcement of any rights and remedies under this Agreement, except to the extent that judicial relief may be sought solely to compel a party to this Agreement to abide by the exclusive means of dispute resolution set forth herein. Notwithstanding, the parties agree that to the extent that  actions or inactions by  either  party may expose either party to irreparable harm, that either party  shall be allowed to protect its  rights through application to appropriate State and/or Federal courts for Temporary Restraining Orders pending arbitration resolution.  Each party shall be liable for their own costs and expenses related to the arbitration, including attorneys’ fees.

18. Miscellaneous.

                        (a) The benefits of this agreement shall insure to the respective successors and assigns of the parties hereto and to the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

                        (b) For the convenience of the parties hereto, any number of counterparts of this agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

(e)
Neither the execution and delivery of this letter Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both:  (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto. If the foregoing correctly sets forth the understanding and agreement of John Thomas Financial and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Confirmed and Agreed to:
This 21th day of May, 2008

Very truly yours,

Francis V. Lorenzo
Director of Investment Banking
John Thomas Financial, Inc.

Philmore Anderson, CEO
Sahara Media, Inc.
75 Franklin Ave.
New York, NY 10013

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

           The Company agrees to indemnify and hold harmless John Thomas Financial and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (John Thomas Financial and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by John Thomas Financial of the services contemplated by or the engagement of John Thomas Financial pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from John Thomas Financial’s willful misconduct or gross negligence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of John Thomas Financial pursuant to, or the performance by John Thomas Financial of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from John Thomas Financial’s willful misconduct or gross negligence.

           Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same.  In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action.  Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

           If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and John Thomas Financial on the other hand, of the Offering as contemplated whether or not the Offering  is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and John Thomas Financial, on the other hand, as well as any other relevant equitable considerations.  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and John Thomas Financial of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to John Thomas Financial under this Agreement.  Notwithstanding the foregoing, the Company expressly agrees that John Thomas Financial shall not be required to contribute any amount in excess of the amount by which fees paid John Thomas Financial hereunder (excluding reimbursable expenses), exceeds the amount of any damages which John Thomas Financial has otherwise been required to pay.

           The Company agrees that without John Thomas Financial’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which John Thomas Financial or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

           In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse John Thomas Financial on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, The Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY.

           In connection with John Thomas Financial’s activities on behalf of the Company, the Company will furnish John Thomas Financial with all financial and other information regarding the Company that John Thomas Financial reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”).  The Company will provide John Thomas Financial with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company.  The Company recognizes and agrees that John Thomas Financial (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

           John Thomas Financial will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction.  In the event that John Thomas Financial is legally required to make disclosure of any of the Information, John Thomas Financial will give notice to the Company prior to such disclosure, to the extent that John Thomas Financial can practically do so.

The foregoing paragraph shall not apply to information that:

at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or John Thomas Financial or its affiliates conduct business, other than as a direct result of a breach by John Thomas Financial of its obligations under this Agreement;

prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, John Thomas Financial or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to John Thomas Financial or its affiliates other than from the Company;

at the time of disclosure by the Company or thereafter, is obtained by John Thomas Financial or any of its affiliates from a third party who John Thomas Financial reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

is independently developed by John Thomas Financial or its affiliates.

           Nothing in this Agreement shall be construed to limit the ability of John Thomas Financial or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.